Exhibit 10.9

AMENDMENT TO THE

CAPSTONE TURBINE CORPORATION

AMENDED AND RESTATED 2000 EQUITY INCENTIVE PLAN

THIS AMENDMENT to the Capstone Turbine Corporation Amended and Restated 2000 Equity Incentive Plan, as amended (the “Plan”), is made by Capstone Turbine Corporation (the “Company”) to be effective as provided herein.

RECITALS:

WHEREAS, the Company established the Plan as an equity incentive plan and last amended and restated the Plan effective August 30, 2012 upon approval by the stockholders of the Company at its annual meeting;

WHEREAS, the Company desires to amend the Plan to modify the dollar value of the automatic award of restricted stock units that are granted each year to the Company’s non-employee directors from $35,000 to $47,500;

NOW, THEREFORE, pursuant to authorization of the Company’s board of directors, the Plan is hereby amended effective August 28, 2015 by restating Section 13(a) of the Plan as set forth below:

(a)A Director who is not an employee of the Company or any of its affiliates, including a retired or former employee of the Company or its affiliates, (a “Non-Employee Director”) shall be granted on the date the Non-Employee Director is elected to the Board in the Company’s annual meeting of stockholders, or is otherwise appointed to the Board, an Award of Restricted Stock Units. The number of Shares subject to this annual Award have a Fair Market Value of $47,500 on the date of grant, subject to adjustment from time to time as determined by the Committee in its discretion. The Restricted Stock Units shall become vested upon completion of the annual term of the Board that includes the date of grant (the “Annual Retainer”).

IN WITNESS WHEREOF, the undersigned officer of the Company has executed this Amendment to the Plan pursuant to authorization from the Company.

CAPSTONE TURBINE CORPORATION

By:	/s/ Darren Jamison

Its:	President and Chief Executive Officer